SEVERANCE AGREEMENT AND GENERAL RELEASE

    This Severance Agreement and General Release (“Agreement”), dated October 30, 2025, is being entered into by Workiva Inc. (“Company”) and Michael D. Hawkins (“Executive”) (together, “Parties”).

    WHEREAS, the Parties previously entered into an Employment Agreement dated August 12, 2021;

    WHEREAS, the Company now wishes to terminate Executive’s employment without Cause, as defined in the Employment Agreement;

WHEREAS, Executive is entitled to certain payments and benefits under the Employment Agreement in exchange for a general release of claims;

WHEREAS, the Company has adopted and maintains the Workiva Inc. 2014 Equity Incentive Plan (As Amended and Restated Effective May 30, 2024) (the “Plan”);

WHEREAS, the Compensation Committee of the Company (“the Committee”) granted Executive:
(i) 23,575 service-based vesting restricted stock units on February 1, 2023, 7,858 of which remain unvested;
(ii) 23,502 service-based vesting restricted stock units on February 1, 2024, 15,668 of which remain unvested;
(iii) 28,780 service-based vesting restricted stock units on February 3, 2025, 28,780 of which remain unvested;
(iv) 10,103 performance-based vesting restricted stock units on February 1, 2023, 3,368 of which remain unvested;
(v) 10,072 performance-based vesting restricted stock units on February 1, 2024, 6,715 of which remain unvested; and
(vi) 12,334 performance-based vesting restricted stock units, 12,334 of which remain unvested (collectively, “Equity Awards”);

WHEREAS, pursuant to Sections 9(c)(1) and 9(c)(2) of the Plan, the Committee may accelerate the vesting of restricted stock units granted under the Plan; and

WHEREAS, the Parties wish to resolve all matters related to Executive’s employment with and termination from Company in an amicable manner.

    THEREFORE, in consideration of the mutual agreements and promises contained herein, the Parties agree as follows:

1.TERMINATION DATE.
1.1.Executive’s employment with Company is terminated effective November 5, 2025 (“Termination Date”).
1.2.Effective on the Termination Date, Executive will be deemed to have resigned from all positions that he held as an officer or member of the board of directors (or a committee thereof) of Company or any of its affiliates.
2.VALUABLE CONSIDERATION.
2.1.Company agrees to Executive the sum of $2,124,087.61 (“Separation Payment”). This sum is calculated as follows:
2x sum of base salary + target bonus, or 2 x ($442,000 + $397,800) = $1,679,600, plus
Prorated bonus, based on February 2025 bonus prorated through November 5, 2025, or $444,487.61.
2.2.The Separation Payment will be paid in a lump sum within 10 business days after the Termination Date and will be less required withholding.
2.3.Assuming Executive timely elects to continue his health insurance pursuant to COBRA, Company will pay the full premiums on his behalf for 18 months or until he is eligible for the benefits of another employer, whichever occurs first. All accrued but unused PTO will be paid out on Executive's final paycheck less required withholding.
2.4.Workiva will also accelerate the vesting of all Equity Awards unvested as of the Termination Date, subject to Executive’s timely execution and non-revocation of this Agreement. Any delays in the settlement or payment of such awards that are set forth in the applicable award agreement or the Workiva Inc. Nonqualified Deferred Compensation Plan, or that are required under § 409A of the Internal Revenue Code, will remain in effect. For the avoidance of doubt, (i) Equity Awards which are restricted stock units (other than performance stock units) will vest in full on the Termination Date, and (ii) Equity Awards which are performance stock units will vest at target performance.
2.5.If a Change in Control (as defined in the Employment Agreement) occurs within three months following the Termination Date, Executive will be entitled to receive an additional payment of $1,237,600 (i.e. 1x sum of base salary + target bonus), which is the additional amount due under Section 5.4 of the Employment Agreement.

2.6.Executive acknowledges that the benefits described above are being provided to him as required by the Employment Agreement and in exchange for his entering into this Agreement.
3.RELEASE, WAIVER AND COVENANTS NOT TO SUE.
3.1.Executive hereby releases and waives all claims and causes of action of any kind that he has, known and unknown, against Company, including its owners, officers, directors, parents, subsidiaries, Executives, affiliates, agents, attorneys, joint ventures, successors and/or assigns (Company together with these individuals and entities are referred to as the “Released Parties”). This release and waiver includes all claims and causes of action that he has under any federal, state or local law, including Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Executive Retirement Income Security Act and the Iowa Civil Rights Act. It also includes any common law claims, such as contract and tort claims.
3.2.Executive also agrees not to file any lawsuit based on claims he has released in this Agreement, although he may participate in an investigation or proceeding conducted by an administrative agency provided he agrees to waive his right to any monetary recovery.
3.3.Executive understands that nothing in this Agreement prevents him from reporting possible violations of federal or state law or regulation to any governmental agency or entity, including the Equal Employment Opportunity Commission and the Securities and Exchange Commission, or making other disclosures that are protected under the whistleblower provisions of federal or state law or regulation. Executive further understands that this Agreement does not limit his ability to file a complaint or participate in any investigation or proceeding that may be conducted by any government agency, including by providing documents or other information, without notice to Workiva, provided Executive agrees to waive rights to any monetary recovery, except for any monetary recovery as a whistleblower.
3.4.This release and waiver by Executive does not apply to any claims or rights under the Age Discrimination in Employment Act based on events that take place after the date on which he signs this Agreement or claims to enforce this Agreement
4.CONFIDENTIALITY.
4.1.Executive agrees not to disclose the existence or terms of this Agreement to any third party without the prior written consent of Company, except that he may discuss the terms of this Agreement with his attorney, spouse, tax advisor and as required by law.
5.RETURN OF PROPERTY.
5.1.Executive agrees promptly to return all property of Company in his possession or control, wherever located, including all documents and files pertaining to Company or its interests, whether in electronic form or otherwise and whether deemed confidential or not, by no later than November 12, 2025.
6.NON-DISPARAGEMENT.
6.1.Executive confirms and agrees that he will not make any oral or written statements to any third party about any of the Released Parties that are intended or reasonably likely to disparage any of them in any way. However, he is not prohibited from testifying truthfully under oath or providing truthful information in connection with an agency proceeding.
7.KNOWING AND VOLUNTARY RELEASE.
7.1.Executive has 21 days from the date on which he receives a copy of this Agreement to decide whether or not to sign it.
7.2.Executive agrees that he has signed this Agreement knowingly and voluntarily and not as a result of threats or coercion.
7.3.EXECUTIVE IS HEREBY ADVISED TO CONSULT WITH AN ATTORNEY BEFORE SIGNING THIS AGREEMENT.
8.ENTIRE AGREEMENT AND SEVERABILITY.
8.1.The Parties agree that this Agreement sets forth the entire agreement between them and supersedes any other written or oral understanding or contract they may have with the exception of those terms of the Employment Agreement which expressly survive the termination of Executive’s employment.
8.2.The Parties further agree that, if any portion of this Agreement is held to be invalid or legally unenforceable, the remaining portions of this Agreement will not be affected and will be given full effect.
9.APPLICABLE LAW.
9.1.This Agreement is governed by the laws of the state of California.
10.EFFECTIVE DATE.
10.1.To accept this Agreement, Executive must sign below and deliver it to Company, c/o Emily Forrester, Chief People Officer.
10.2.Executive may revoke this Agreement during the seven-day period immediately following his execution of the Agreement by delivering a written notice of revocation to Company, c/o Emily Forrester, Chief People Officer.

10.3.Assuming no revocation, this Agreement will become final and binding on both Parties on the eighth day following Executive’s execution of this Agreement (“Effective Date”).
11.POST-TERMINATION CONSULTING.
11.1.Following the Effective Date and through December 31, 2025 (“Consulting Period”), Company will engage Executive as a Consultant. In this capacity, he will assist Company as reasonably requested to transition his duties and responsibilities.
11.2.During the Consulting Period, Executive will not be an employee of Company and will not be eligible to participate in any employee benefits plans. Executive will receive a consulting fee of $10,000 per month. The Fees shall be paid to the Consultant within thirty (30) days of invoice, if the Services provided through such date of invoice are satisfactory to the Company, as determined by the Company. Company is not required to pay invoices submitted thirty (30) days or more after completion or performance of Services.
HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE UNDERSIGNED HEREBY EXECUTE THIS AGREEMENT.

MICHAEL D. HAWKINS /s/ Michael D. Hawkins Date: October 30, 2025	WORKIVA INC. By: /s/ Julie Iskow Title: Chief Executive Officer Date: November 2, 2025

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